AMENDMENT TO CUSTODIAN SERVICES AGREEMENT

This Amendment dated as of April 10, 2003 by and between PREFERRED INCOME FUND INCORPORATED (the "Fund") and PFPC TRUST COMPANY ("PFPC Trust"), amends the Custodian Services Agreement by and between the parties dated April 9, 2001 (the "Agreement").

WHEREAS, the Fund has appointed PFPC Trust to act as the custodian of the Fund and to provide the custodian services set forth in the Agreement;

WHEREAS, the Fund and PFPC Trust wish to amend the Agreement as set forth in this Amendment;

NOW THEREFORE, for good and valuable consideration (receipt and sufficiency of which is hereby acknowledged) and intending to be legally bound, the Fund and PFPC Trust agree as follows:

1. Section 1(d) of the Agreement shall be reworded as follows: "(d) "Book-Entry System" means (i) the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees, (ii) any book-entry system maintained by an exchange registered with the SEC under the 1934 Act and (iii) Euroclear or any successor thereto."

2. A new sub-section (h) shall be added to the last sentence of Section 8 of the Agreement as follows: "or (h) is necessary for PFPC Trust to release such information in connection with the provision of services under this Agreement".

3. A new sub-section (f) shall be added to Section 14 of the Agreement as follows:

"(f) Notwithstanding anything in this Agreement to the contrary (other than as

specifically provided in Section 15(h)(ii)(B)(4) and Section 15(h)(iii)(A) of this Agreement), the Fund shall be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement, or in respect of the Property or any collections undertaken pursuant to this Agreement, which may be requested by any relevant authority. In addition, the Fund shall be responsible for the payment of all taxes and similar items relating to Fund operations (including without limitation penalties and interest related thereto)."

4. The following language shall be added immediately following the word "taxes" in Section 15(b)(iii) of the Agreement: "(provided that tax which PFPC Trust reasonably considers is required to be deducted or withheld "at source" will be governed by Section 15(h)(iii)(B) of this Agreement)".

5. In Section 15(c) of the Agreement, (i) the following language shall be added at the end of the first sentence of said Section 15(c): "or through a sub-custodian"; (ii) the following language shall be added immediately following the word "Fund" in the second sentence of said Section 15(c): "or otherwise"; and (iii) the final paragraph of said Section 15(c) shall be reworded as follows: "PFPC Trust shal-l remain responsible for the performance of all of its duties as described in this Agreement and shall hold the Fund harmless, under the standards of care provided for herein, from its own acts or omissions, or the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this sub-section (c).".

6. In Section 15(d) of the Agreement, (i) the introductory clause of said Section 15(d) shall be reworded as follows: "Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust, directly or through the use of a sub-custodian or Book-Entry System, shall: "; and (ii) the following language shall be added to the end of sub-section 15(d)(i):

"(or pursuant to such other method of settlement which is approved by Written Instructions and which PFPC Trust is willing to perform)".

7. In Section 15(e) of the Agreement, (i) all references to "the Book-Entry System" shall be replaced with references to "a Book-Entry System"; and (ii) the second reference to "Book-Entry" in Section 15(e)(i) shall be replaced with a reference to "book-entry".

8. In Section 15(f) of the Agreement, all references to "the Book-Entry System" shall be replaced with references to "a Book-Entry System".

9. In Section 15(g) of the Agreement, the reference to "the Book-Entry System" shall be replaced with the words "another entity".

10. Section 15(h)(i)(A) of the Agreement shall be amended to delete the words ", as collected,".

11. Section 15(h)(ii)(B)(4) shall be reworded as follows: "subject to receipt of such documentation and information as PFPC Trust may reasonably request, execute as agent on behalf of the Fund all necessary ownership certificates required by a national governmental taxing authority or under the laws of any U.S. state now or hereafter in effect, inserting the Fund's name on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so."

12. A new Section 15(h)(iii) of the Agreement shall be added as follows:

"(iii) Other Matters.

(A) subject to receipt of such documentation and information as PFPC Trust may reasonably request, PFPC Trust will, in such jurisdictions as PFPC Trust may agree from time to time, seek to reclaim or obtain a reduction with respect to any withholdings or other taxes relating to assets maintained hereunder; and

(B) PFPC Trust is authorized to deduct or withhold any sum in respect of tax which PFPC Trust reasonably considers is required to be deducted or

withheld "at source" by any relevant law or practice."

13. The reference in Section 15(i) of the Agreement to "the Book-Entry System" shall be replaced with a reference to "a Book-Entry System".

14. In Section 15(j)(vi) of the Agreement, the following language shall be added immediately following the first reference to "Fund" in said Section: "(or pursuant to such other method of settlement which is approved by Written Instructions and which PFPC Trust is willing to perform)".

15. The final sentence of Section 15(k) of the Agreement shall be reworded as follows: "Notwithstanding any other provisions of this Agreement to the contrary, PFPC Trust may accept payment in such form as is consistent with standard industry practice and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities."

16. Except to the extent amended and supplemented hereby and to the extent previously amended and supplemented by the parties, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be duly executed as of the date first above written.

PFPC TRUST COMPANY	PREFERRED INCOME FUND INCORPORATED
By: [signature]	By: [signature]
Name: EDWARD A. SMITH III	Name: DONALD F. CRUMRINE
Title: VICE PRESIDENT	Title: Chairman and CEO

Business Approval: [initials]

Date: 7-12-04

Legal Approval: [initials]

Date: 7/9/04

AML Approval: [signature]

Date: 7/9/04

BNY MELLON
ASSET SERVICING

June 15, 2011

Flaherty & Crumrine Incorporated
301 E. Colorado Blvd.
Suite 720
Pasadena, CA 91101
Attention: Mr. Chad Conwell

Re: Preferred Income Fund Incorporated ("Customer")

Dear Mr. Conwell:

NOTICE OF ASSIGNMENT

PFPC Trust Company ("PFPC Trust") and Customer are parties to a Custodian Services Agreement dated April 9, 2001 (the "Agreement"). Pursuant to Section 19 of the Agreement, PFPC Trust intends to assign the Agreement (including assignment of PFPC Trust's rights with respect to the Agreement (including fee arrangements with respect to the Agreement) and delegation of PFPC Trust's duties with respect to the Agreement) to PFPC Trust's affiliate, The Bank of New York Mellon ("BNY Mellon"), effective August 15, 2011. PFPC Trust hereby provides to Customer 60 days' written notice of such action. BNY Mellon agrees that on and after August 15, 2011 it will be bound by the terms of the Agreement.

Very truly yours,

PFPC TRUST COMPANY

By: ______________________
Edward A. Smith, III
Vice President & Senior Director

THE BANK OF NEW YORK MELLON

By: ______________________